EXHIBIT 99.1

For Immediate Release

Investor Contact: Dave Staples Executive Vice President & CFO (616) 878-8319	Media Contact: Jeanne Norcross Vice President Corporate Affairs (616) 878-2830

Spartan Stores Reports Fiscal 2008 Second-Quarter Results;
Record Second-Quarter Operating Earnings

Second-Quarter Consolidated Net Sales Increase 13 Percent;
Assimilation of Acquisitions and New Distribution Business Remain on Track

GRAND RAPIDS, MICHIGAN-October 17, 2007-Spartan Stores, Inc., (Nasdaq: SPTN) today reported financial results for its 12-week second quarter ended September 15, 2007.

Second-Quarter Results

Consolidated net sales for the 12-week second quarter reached a six-year high, increasing 13.5 percent to $627.1 million from $552.6 million in last year's second quarter. The net sales improvement was due primarily to the acquisition of Felpausch Food Centers' stores, strong comparable store sales growth of 2.8 percent (excluding fuel sales), incremental distribution sales to Martin's Super Markets and new distribution business.

Second-quarter operating earnings increased for the seventh consecutive quarter, improving 11.9 percent to $20.1 million from $17.9 million in the same period last year. The operating earnings improvement was attributable to strong sales growth.

"We are very pleased to continue our consistent record of sales and profit growth," stated Craig C. Sturken, Spartan Stores' Chairman, President and Chief Executive Officer. "Our strong sales growth and efficient operating cost structure led to a near 12 percent year-over-year increase in second-quarter operating earnings, marking another consecutive quarter of double digit operating earnings growth. As we successfully execute the growth phase of our business strategy, we are capitalizing on market opportunities in both business segments that are producing the consistent sales and profit growth that we were anticipating."

Second-quarter earnings from continuing operations (before a non-cash charge related to a recent change in Michigan state tax legislation) increased 19.6 percent to $11.5 million from $9.6 million in the same period last year. Contributing to the increase was lower interest expense due to the Company's private placement of convertible senior notes and the amendment to its revolving credit facility during the first quarter.

During the second quarter, the Michigan legislature enacted a new business income tax effective January 1, 2008. The new income tax will replace the current Michigan Single Business Tax that is in effect through December 31, 2007 and is currently included in Selling, general and administrative expenses in the accompanying consolidated statements of earnings. The new income tax law was subsequently revised on September 30, 2007, two weeks after the end of the Company's second quarter, to correct a deficiency in the tax code that would have significantly penalized Michigan-based companies. Because the legislative revision was not enacted until the Company's fiscal 2008 third quarter, generally accepted accounting principles required recognition of the negative impact of the originally enacted law in the Company's second-quarter results and a credit of the same charge in the third quarter of fiscal 2008 when the revision was enacted. As a result, the Company recorded a one-time, non-cash income tax charge of $2.7 million in its second-quarter. This charge has already been credited in the Company's third quarter financial statements as a $2.7 million reduction to income taxes. Including the $2.7 million non-cash charge, second-quarter earnings from continuing operations were $8.8 million.

The second-quarter results included net earnings from discontinued operations of $0.4 million, or $0.02 per diluted share, compared with a net loss from discontinued operations of ($0.3) million, or ($0.01) per diluted share in the same period last year. Second-quarter discontinued operations included a $0.8 million pre-tax gain related to the previously announced closing of five Pharm retail stores and one convenience store, and the sale of certain assets of the stores. The financial results of these stores and one convenience store were reclassified to discontinued operations for all periods presented.

Net earnings for the quarter (before the non-cash tax charge) reached $11.9 million, or $0.55 per diluted share. Including the non-cash charge, reported net earnings reached $9.1 million, or $0.42 per diluted share, compared with $9.3 million, or $0.44 per diluted share, in the same period last year.

Second-quarter gross margin increased 60 basis points to 20.6 percent compared with 20.0 percent in last year's second quarter. The increase was primarily due to a larger percentage of consolidated net sales being generated from the higher margin retail segment, as well as improved margin rates in the retail segment, partially offset by growth in lower margin fuel and distribution sales.

Second-quarter operating expenses increased to $109.1 million, or 17.4 percent of sales, compared with $92.7 million, or 16.8 percent of sales in the same quarter last year. The increase in operating expenses as a percentage of sales was due primarily to the higher operating cost structure associated with the acquired retail operations and a $1.3 million pretax benefit recorded in last year's second quarter. The pretax benefit recorded last year related to favorable reserve adjustments for workers' compensation, healthcare and general liability insurance.

Operating Segments

Distribution Segment

Net sales in the distribution segment increased 4.4 percent to $293.8 million from $281.5 million in the same period last year. The sales increase was due primarily to incremental business with Martin's Super Markets and an increase in sales to existing customers particularly as a result of a retail competitor exiting the southeastern Michigan market. The distribution sales increase was partially offset by the elimination of $23.2 million in distribution sales to the acquired Felpausch stores and the termination of two distribution customer relationships during the fiscal 2007 third quarter. Sales to the two customers totaled $3.4 million in last year's second quarter.

Operating earnings for the segment increased 4.8 percent to $8.1 million from $7.8 million in the same period last year as a result of higher sales volumes. Last year's second-quarter results benefited from the previously mentioned insurance reserve adjustments which contributed approximately $0.5 million to distribution operating earnings.

Retail Segment

Second-quarter retail net sales increased 22.9 percent to $333.2 million from $271.1 million in the same period last year. The sales increase was due primarily to incremental sales from the acquired Felpausch retail stores and strong comparable store sales growth of 5.1 percent (including fuel sales). The strong comparable store sales growth was the result of the Company's continued capital investments, including store remodels, the opening of additional fuel centers and the PrairieStone Pharmacy acquisition. Fuel center sales contributed approximately 2.3 percentage points toward the total comparable store sales increase.

Retail operating earnings increased 17.4 percent to $11.9 million from $10.2 million in the same period last year. The increase in operating earnings was the result of higher retail sales volumes and higher gross margins due to more favorable market conditions, partially offset by higher operating expense ratios at the acquired stores, approximately $0.3 million of acquisition related expenses, as well as $0.8 million in favorable insurance reserve adjustments recorded in last year's second quarter.

Balance Sheet

Outstanding long-term debt (including current maturities) as of September 15, 2007 was $181.2 million compared with $108.8 million at March 31, 2007. The increase in outstanding long-term debt is related primarily to the Felpausch retail store acquisition and working capital investments. The increased investment in working capital is due to the Felpausch acquisition, an overall increase in sales volumes and the timing of the Company's annual fall private label promotional program relative to the quarter end date.

Year-To-Date

Consolidated net sales for the 24-week, year-to-date period rose 9.7 percent to $1.2 billion from $1.1 billion in the corresponding period last year. The net sales increase was primarily the result of the Felpausch retail acquisition, higher comparable store sales, fuel center sales growth, and additional sales from new and existing distribution customers.

Year-to-date operating earnings improved 33.5 percent to $33.0 million from $24.7 million in the same period last year. The improvement was primarily the result of higher sales volumes and acquisition synergies, as well as the absence of certain prior year net charges. The current year-to-date period includes net pretax charges of approximately $0.8 million for start-up costs associated with the Felpausch acquisition. Last year's results include a net pretax charge totaling $4.3 million for asset impairments and exit costs from two closed retail stores and training and start-up costs associated with the D&W acquisition partially offset by the previously mentioned favorable insurance reserve adjustments.

Net earnings for the 24-week period (before the previously mentioned non-cash tax charge) increased 52.8 percent to $18.4 million from $12.0 million in the same period last year. Including the non-cash tax charge, net earnings for the period were $15.6 million.

Outlook

"Our year-to-date performance has been better than anticipated, and we remain confident about our performance during the remainder of the fiscal year," said Mr. Sturken.

"Our distribution relationship with Martin's Super Markets is progressing very well, and we continue to expand business with our distribution customers in southeastern Michigan. We are on track to add more than $120 million in incremental distribution sales during this fiscal year as a result of our efforts. In addition, we are continuing to implement distribution network efficiency improvement initiatives that we expect to produce benefits by late in the fourth quarter.

Mr. Sturken continued, "The sales performance of three recently remodeled D&W retail stores has exceeded our initial expectations. The D&W retail stores are developing into a premier consumer shopping destination in our markets and are surpassing our sales growth expectations. We began the Felpausch Food Center retail store remodel, and merchandising change process during the second quarter. While we still have a significant amount of work ahead, we remain optimistic about the long-term performance potential of these stores. We expect to complete two Felpausch store remodels during the third quarter and are scheduled to complete three additional remodels during the fourth quarter.

"We continue to expect comparable retail store sales to increase in the low single digits during the second half of fiscal 2008 and the Felpausch stores to add approximately $85 million in consolidated sales during the fiscal year. We expect to incur additional expenses of between $1.5 million and $2.0 million for the repositioning, marketing, training and other start-up related costs during the balance of fiscal 2008.

"Capital expenditures for the fiscal year are expected to range from $40 million to $45 million, including the anticipated remodel activity of the Felpausch retail stores. Depreciation and amortization should be approximately $23 million to $26 million and interest expense should be approximately $12 million," concluded Mr. Sturken.

Conference Call

A telephone conference call to discuss the Company's second-quarter financial results is scheduled for 9:00 a.m. Eastern Time, Thursday, October 18, 2007. A live webcast of this conference call will be available on the Company's website, www.spartanstores.com. Simply click on "For Investors" and follow the links to the live webcast. The webcast will remain available for replay on the Company's website for approximately ten days.

About Spartan Stores

Grand Rapids, Michigan-based Spartan Stores, Inc., (Nasdaq:SPTN) is the nation's tenth largest grocery distributor with warehouse facilities in Grand Rapids and Plymouth, Michigan. The Company distributes more than 40,000 private-label and national brand products to nearly 400 independent grocery stores in Michigan, Indiana and Ohio. Spartan Stores also owns and operates 88 retail supermarkets and 14 deep-discount food and drug stores in Michigan and Ohio, including Family Fare Supermarkets, Glen's Markets, D&W Fresh Markets, Felpausch Food Centers and The Pharm.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements are identifiable by words or phrases such as "outlook," or "strategy"; that an event or trend "may," "should," or "will" occur or "continue" or "is scheduled" or "on track" or that Spartan Stores or its management "anticipates", "believes," "plans" or "expects" a particular result, or is "confident" or "optimistic" that an event will occur. These forward-looking statements are subject to a number of factors that could cause actual results to differ materially. Our ability to successfully realize expected benefits of new relationships, realize growth opportunities, expand our customer base, effectively integrate and achieve the expected benefits of acquired stores, anticipate and successfully respond to openings of competitors' stores, achieve expected sales and earnings, control expenses, realize efficiencies, implement plans and strategies, and continue to pay dividends is not certain and depends on many factors, not all of which are in our control. Additional information about the factors that may adversely affect these forward-looking statements is contained in Spartan Stores' reports and filings with the Securities and Exchange Commission. Other risk factors exist and new risk factors may emerge at any time. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as predictions of future results. Spartan Stores undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release.

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SPARTAN STORES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands, except per share data)
(Unaudited)

	Second Quarter Ended		Year-to-Date
	(12 weeks) Sept. 15, 2007	(12 weeks) Sept. 9, 2006	(24 weeks) Sept. 15, 2007	(24 weeks) Sept. 9, 2006

Net sales	$627,060	$552,574	$1,177,173	$1,073,540
Cost of sales	497,888	441,898	941,682	860,935
Gross margin	129,172	110,676	235,491	212,605

Operating expenses
Selling, general and administrative	103,480	87,850	191,721	173,469
Asset impairment and exit costs	-	-	-	4,464
Depreciation and amortization	5,609	4,886	10,736	9,932
Total operating expenses	109,089	92,736	202,457	187,865

Operating earnings	20,083	17,940	33,034	24,740

Other income and expenses
Interest expense	2,494	2,913	4,995	5,728
Other, net	(100)	238	(178)	206
Total other income and expenses	2,394	3,151	4,817	5,934

Earnings before income taxes and discontinued operations	17,689	14,789	28,217	18,806
Income taxes:
Net impact of enactment of Michigan Business Tax	2,748	-	2,748	-
Federal, net of Michigan Business Tax impact	6,190	5,175	9,875	6,583
Total income taxes	8,938	5,175	12,623	6,583

Earnings from continuing operations	8,751	9,614	15,594	12,223

Earnings (loss) from discontinued operations, net of taxes	351	(280)	24	(200)

Net earnings	$9,102	$9,334	$15,618	$12,023

Basic earnings per share:
Earnings from continuing operations	$0.41	$0.46	$0.74	$0.59
Earnings (loss) from discontinued operations	0.02	(0.01)	0.00	(0.01)
Net earnings	$0.43	$0.45	$0.74	$0.58

Diluted earnings per share:
Earnings from continuing operations	$0.40	$0.45	$0.72	$0.58
Earnings (loss) from discontinued operations	0.02	(0.01)	0.00	(0.01)
Net earnings	$0.42	$0.44	$0.72	$0.57

Weighted average number of shares outstanding:
Basic	21,260	20,796	21,221	20,756
Diluted	21,695	21,191	21,673	21,148

SPARTAN STORES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	Sept. 15, 2007	March 31, 2007
ASSETS
Current assets
Cash and cash equivalents	$12,308	$12,063
Accounts receivable, net	57,164	45,347
Inventories	144,411	106,854
Other current assets	14,966	17,336
Property and equipment held for sale	646	3,595
Total current assets	229,495	185,195

Other assets
Goodwill, net	176,329	142,888
Other, net	27,649	16,203
Total other assets	203,978	159,091
Property and equipment, net	164,449	143,213
Total assets	$597,922	$487,499

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$110,991	$93,729
Accrued payroll and benefits	28,475	33,367
Other accrued expenses	20,738	19,503
Current portion of exit costs	8,641	8,889
Current maturities of long-term debt and capital lease obligations	8,619	2,494
Total current liabilities	177,464	157,982

Long-term liabilities
Other long-term liabilities	32,599	26,621
Exit costs	25,675	23,814
Long-term debt and capital lease obligations	172,535	106,341
Total long-term liabilities	230,809	156,776
Shareholders' equity
Common stock, voting, no par value; 50,000 shares authorized; 21,878 and 21,658 shares outstanding	128,951	126,447
Preferred stock, no par value, 10,000 shares authorized; no shares outstanding	-	-
Accumulated other comprehensive income	126	126
Retained earnings	60,572	46,168
Total shareholders' equity	189,649	172,741
Total liabilities and shareholders' equity	$597,922	$487,499

SPARTAN STORES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Year-to-Date
	(24 weeks) Sept. 15, 2007	(24 weeks) Sept. 9, 2006

Net cash provided by operating activities	$6,747	$23,894

Net cash used in investing activities	(62,753)	(59,848)

Net cash provided by financing activities	57,051	37,914

Net cash (used in) provided by discontinued operations	(800)	606

Net increase in cash and cash equivalents	245	2,566

Cash and cash equivalents at beginning of period	12,063	7,655

Cash and cash equivalents at end of period	$12,308	$10,221

SPARTAN STORES, INC. AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA
(in thousands)
(Unaudited)

	Second Quarter Ended		Year-to-Date
	(12 weeks) Sept. 15, 2007	(12 weeks) Sept. 9, 2006	(24 weeks) Sept. 15, 2007	(24 weeks) Sept. 9, 2006
Retail Segment:

Net Sales	$333,240	$271,105	$600,938	$516,216
Operating Earnings	$11,941	$10,172	$19,172	$11,371

Distribution Segment:

Net Sales	$293,820	$281,469	$576,235	$557,324
Operating Earnings	$8,142	$7,768	$13,862	$13,369

SPARTAN STORES, INC. AND SUBSIDIARIES
RECONCILIATION OF OPERATING EARNINGS TO EARNINGS BEFORE INTEREST,
TAXES, DEPRECIATION AND AMORTIZATION (A NON-GAAP FINANCIAL MEASURE)
(in thousands)
(unaudited)

	Second Quarter Ended		Year-to-Date
	(12 weeks)		(24 weeks)
	Sept. 15, 2007	Sept. 9, 2006	Sept. 15, 2007	Sept. 9, 2006
Retail Segment:
Operating earnings	$11,941	$10,172	$19,172	$11,371
Plus:
Depreciation and amortization	3,892	3,048	7,270	6,078
Provision for asset impairments and exit costs	-	-	-	4,464
Michigan Single Business Tax expense	71	80	119	166
Other non-cash charges	245	191	477	376
EBITDA	$16,149	$13,491	$27,038	$22,455

Distribution Segment:
Operating earnings	$8,142	$7,768	$13,862	$13,369
Plus:
Depreciation and amortization	1,717	1,838	3,466	3,854
Michigan Single Business Tax expense	479	388	960	776
Other non-cash charges	819	587	1,527	1,122
EBITDA	$11,157	$10,581	$19,815	$19,121

Consolidated:
Operating earnings	$20,083	$17,940	$33,034	$24,740
Plus:
Depreciation and amortization	5,609	4,886	10,736	9,932
Provision for asset impairments and exit costs	-	-	-	4,464
Michigan Single Business Tax expense	550	468	1,079	942
Other non-cash charges	1,064	778	2,004	1,498
EBITDA	$27,306	$24,072	$46,853	$41,576

Notes:  Consolidated EBITDA is a non-GAAP financial measure that our credit facility defines as Net earnings from continuing operations plus depreciation and amortization, and other non-cash charges including imputed interest, deferred (stock) compensation, LIFO expense and costs associated with the closing of retail store locations, plus interest expense, the provision for income taxes and Michigan Single Business Tax to the extent deducted in the computation of Net Earnings.

EBITDA is not a measure of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. The EBITDA information has been included as one measure of the Company's operating performance and historical ability to service debt for the reason that the Company believes investors find the information useful because it reflects the resources available for strategic opportunities including, among others, to invest in the business, make strategic acquisitions and to service debt. EBITDA as defined by the Company may not be comparable to similarly titled measures reported by other companies.